Exhibit 10.14

EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of January 3, 2008 (the “Effective Date”) by and between Trae Dorough, a resident of the State of Georgia (“Employee”), and SouthCrest Financial Group, Inc., a Georgia corporation (“Employer”).

W I T N E S S E T H:

           WHEREAS, Employer desires to employ Employee as its Senior Vice President and Chief Lending Officer and Employee desires to accept such employment;

           NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Employment and Duties.

1.1           Position.  Employer hereby employs Employee to serve as its Senior Vice President and Chief Lending Officer and to perform such duties and responsibilities as are set forth in Exhibit A attached hereto and made part hereof by reference.  During the term of this Agreement (as defined in Section 2 herein), Employee will devote substantially all of his full time and effort to his duties hereunder.

1.2           Other Business Activities.  The parties agree that the Employee shall be free to engage in other non-competitive business activities and ventures during the term of this Agreement, so long as any such other business activities and ventures do not conflict or compete with the business of Employer or prevent the Employee from the faithful performance of his duties hereunder.

2.           Term.

           Subject to the provisions of Section 12 of this Agreement, the period of Employee’s employment under this Agreement shall be deemed to have commenced as of the Effective Date, and shall continue for a period of two (2) years, unless the Employee dies before the end of such two (2) years, in which case the period of employment shall end as of the date of death.  The Agreement shall automatically renew on each anniversary of the Effective Date such that upon each such anniversary, the term of the Agreement shall continue for two (2) years, unless any party shall deliver to the other party such party’s written notice of non-renewal no later than ninety (90) days prior to any such anniversary.

3.           Compensation.

           For all services to be rendered by Employee during the term of this Agreement,

3.1           Base Salary.  Employer shall pay Employee an annual base salary equal to $135,000 (the “Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices from time to time.  Employer’s Board of Directors shall review Employee’s Base Salary annually and may increase Employee’s Base Salary from year to year during the term of this Agreement.  Any Base Salary increase (regardless of form), will be determined by the Employer’s Board of Directors after taking into account, among other things, changes in the cost of living, Employee’s performance and the performance of Employer.  Employee shall be entitled to annual incentive compensation in such amount and subject to such criteria determined in consultation with Employee and as the Employer’s Board of Directors may determine from year to year.  Any action or review by the Board of Directors may be delegated to an appropriate committee thereof.

4.           Expenses.

           So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing in accordance with Employer’s reimbursement policies as may be adopted from time to time. The reimbursement of expenses described in this Section 4 must be incurred by the Employee during the term of this Agreement to be eligible for reimbursement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.

5.	Employee Benefits.

           So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit, option, bonus and any other compensation programs as may be available from time to time to executives of the Employer similarly situated to Employee.

6.	Vacation.

           Employee shall be entitled to three (3) weeks annual vacation.

7.	Confidentiality.

           In Employee’s position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer.  Employer requires as a condition to Employee’s employment with Employer that Employee agree to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Employer.  In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1           The parties mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters.  Employee acknowledges that he shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Employer.

7.2           For the purposes of this Section, the following definitions shall apply:

7.2.1        “Trade Secret” shall mean the identity and addresses of customers of Employer, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

7.2.2        “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Employer and not generally known by the public.  Confidential Information shall include, but not be limited to, Business Opportunities of Employer (as hereinafter defined), the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment, and the costs of the services Employer may offer or provide to the customers it serves, to the extent such information is material to Employer and not generally known by the public.

7.2.3        “Business Opportunities” shall mean any specialized information or plans of Employer concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.

7.2.4        Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(i)       that is or becomes generally known to the public;

(ii)      that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(iii)     that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(iv)     that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)      that Employer’s Board of Directors approves for release.

7.3           Employee shall not, without the prior approval of Employer’s Board of Directors, during his employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets of Employer, its affiliates, or of any other person or entity making Trade Secrets available for Employer’s use.

7.4           Employee shall not, without the prior written consent of Employer, during his employment with Employer and for a period of twenty-four (24) months thereafter as long as the information or data remains competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Employer to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 7.2 of this Agreement.

8.	Observance of Security Measures.

           During Employee’s employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of Employer.

9.	Return of Materials.

           Upon the request of Employer and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

10.	Severability.

           Employee acknowledges and agrees that the covenants contained in Sections 7, 8, 9 and 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Employer and Employee, and that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant contained in Sections 7, 8, 9 and 14 of this Agreement.

11.	Specific Performance.

           Employee acknowledges and agrees that the covenants contained in Sections 7, 8, 9 and 14 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as defined in Section 12 hereof), at the instigation or upon the initiative of either party.  Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7, 8, 9 and 14 of this Agreement would be difficult, if at all possible.  Employee therefore acknowledges and agrees that Employer shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12.	Termination.

           During the term of this Agreement, Employee’s employment, including without limitation, except as otherwise provided in Section 12 of this Agreement, all compensation, salary, expenses reimbursement, and employee benefits may be terminated as follows:

12.1           At the election of Employer for Cause;

12.2           At Employee’s election upon Employer’s breach of any material provision of this Agreement;

12.3           “Cause” shall mean (i) material dishonesty, gross negligence or willful misconduct by Employee in the performance of his duties hereunder which conduct results in material financial or reputational harm to Employer or its affiliates; (ii) conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (iv) knowing violation by Employee of federal or state banking laws or regulations; or (v) refusal by Employee to perform a duly authorized and lawful written directive of Employer’s President and Chief Executive Officer and/or Board of Directors.

12.4           Upon Employee’s death, or, at the election of either party, upon Employee’s disability as determined in accordance with the standards and procedures under Employer’s then-current long-term disability insurance coverage provided by Employer, or, if such disability insurance coverage provided by Employer is not then in place, upon Employee’s disability resulting in his inability to perform the duties described in Section 1.1 of this Agreement for a period of one hundred eighty (180) consecutive days.

12.5           If this Agreement is terminated either (i) by Employer at any time for any reason other than for Cause or (ii) upon Employer’s breach of this Agreement and such termination constitutes a separation from service under Treas. Reg. Section 1.409A-1(h) (or any successor provision), then Employer shall pay to Employee as Employer’s sole remaining obligation to Employee under this Agreement the sum of the following:  (a) Employee’s Base Salary for the remaining months of the term of this Agreement at the Base Salary rate then in effect; (b) reimbursement for the cost of COBRA health continuation coverage for Employee for the lesser of (1) the remaining months of the term of this Agreement, or (2) the period during which Employee is entitled to COBRA health continuation coverage from the Employer; and (c) the cost for term life insurance coverage for Employee for the remaining months of the term of this Agreement in an amount not to exceed the monthly cost of premiums for such coverage in effect on the effective date of termination.  The amounts described in Clauses (a) and (c) above shall be paid in substantially equal monthly installments over the remaining months of the term of this Agreement commencing with the month following the month in which the termination is effective.

12.6           If the Agreement is terminated either for Cause or pursuant to Section 12.4 of this Agreement, Employee shall receive no further compensation or benefits, other than Employee’s Base Salary and other compensation as accrued through the effective date of such termination.

12.7           Notwithstanding any provision in the Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the date of his termination of employment, then such portion of the payments provided for in this Section 12 (or Section 15) that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Employee during the seventh month following the date of his termination of employment.

13.	Notice.

           All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

Employer:	SouthCrest Financial Group, Inc. 600 North Glynn Street Suite B Fayetteville, Georgia 30214 Attn: Larry T. Kuglar

Employee:	Trae Dorough

with a copy to:	Powell Goldstein LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street NW Atlanta, Georgia 30309-3488 Attn: Walter G. Moeling, IV, Esquire

14.	Covenant Not to Compete and Not to Solicit.

                    14.1         For purposes of this Section 14, Employer and Employee conduct the following business in the following geographic areas:

                                14.1.1                 Employer is engaged in the business of commercial banking (“Business of Employer”).

                                14.1.2                 As of the Effective Date, Employer conducts the Business of Employer from its main office located at 600 North Glynn Street, Suite B, Fayetteville, Georgia  30214 (the “Holding Company Office”).

                                14.1.3                 Employee has established business relationships and performs the duties described in Section 1.1 of this Agreement in the geographic area covered by Fayette, Meriwether, Polk, Upson and Walker Counties, Georgia and Chilton County, Alabama (the “Restricted Area”), and will work primarily in the Restricted Area while in the employ of Employer.

                    14.2         Employee covenants and agrees that both during the term of this Agreement and for a period of one (1) year after the termination of his employment with Employer for any reason other than a resignation pursuant to Section 15.3 of this Agreement, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee’s own behalf or for others, provide the duties described in Section 1.1 of this Agreement within the Restricted Area for any entity or person conducting the Business of Employer.

                    14.3         Employee covenants and agrees that both during the term of this Agreement and for a period of one (1) year after the termination of his employment with Employer for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of the Employer to terminate his or her employment with Employer, and, Employee further agrees that for a period of at least one (1) year after the termination of employment by any employee of Employer, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation.  Employee further agrees that information as to the capabilities of Employer’s employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to the Employer.

                        14.4        Employee covenants and agrees that both during the term of this Agreement and for a period of one (1) year after the termination of his employment with Employer for any reason, he will not (except on behalf of or with the prior written consent of the Employer), within the Restricted Area, on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Employee has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

14.5         Employee and Employer shall periodically amend this Agreement by updating the Restricted Area referenced in Section 14.1.3 of this Agreement so that it at all times lists the then current geographic area served by Employer for which Employee performs the duties described in Section 1.1 of this Agreement.

                    14.6         The covenants contained in this Section 14 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto.  The existence of any claim or cause of action by Employee against Employer, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Employer of said covenants.

            15.           Change in Control.

                        None of the benefits provided in Section 15 of this Agreement shall be payable to Employee unless (i) there shall have been a Change in Control of Employer, as set forth in this Section 15, and (ii) Employee is employed by Employer when the Change in Control occurs.

                    15.1         “Change in Control” shall be deemed to have occurred upon the first to occur of the following events:

15.1.1  The acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market of the stock of the Employer prior to such acquisition), of stock of the Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer;

                        15.1.2  Within any twelve-month period (beginning on or after the Effective Date) the date a majority of members of the Employer’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s Board of Directors before the date of the appointment or election;

15.1.3  Within any twelve-month period (beginning on or after the Effective Date) the acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer;

15.1.4  Within any twelve-month period (beginning on or after the Effective Date) the acquisition by any one person, or more than one person acting as a group, of the assets of the Employer that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of the Employer immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change in Control under this Section 15.1.4:  (i) an entity that is controlled by the shareholders of the Employer immediately after the transfer; (ii) a shareholder (determined immediately before the asset transfer) of the Employer in exchange for or with respect to its stock; (iii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Employer; (iv) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Employer; or (v) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above Section 15.1.4(iv).

For purposes of this Section 15.1, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer.  Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Employee participates in a capacity other than in the Employee’s capacity as an employee.15.2In the event of a Change in Control of Employer, if Employer terminates Employee without Cause, or if Employer takes any action specified in Section 15.3 of this Agreement, in either case, within twenty-four (24) months following the date of occurrence of a Change in Control of Employer (“Termination of Employment”), Employer shall pay Employee a lump sum cash payment in an amount equal to the product of one (1) multiplied by Employee’s annual compensation from Employer, including salary, bonuses, all perquisites, and all other forms of compensation paid to Employee for his benefit or the benefit of his family, however characterized, for the fiscal year during the term of this Agreement for which such compensation was highest.  The payment provided for in this Section 15.2 shall be due and payable to Employee within thirty (30) days after the date of the Termination of Employment.  In no event shall payment(s) described in this Section exceed the amount permitted by Section 280G of the Code.  Therefore, if the aggregate present value (determined as of the date of the Change in Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Employee in the nature of compensation which are contingent on a change in ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code.  In the event the Aggregate Severance is required to be reduced pursuant to this Section 15.2, the last payments in time shall be reduced first.

15.3         During the remaining term of this Agreement following the effective date of a Change in Control, if Employer takes any of the following actions, such action shall be deemed to be a termination by Employer without Cause.  Those actions are: (i) a material reduction in Employee’s Base Salary, bonus provisions or other perquisites as were in effect immediately prior to a Change in Control of Employer, (ii) a material change in Employee’s status, offices, titles or reporting requirements, duties or responsibilities with Employer as in effect immediately prior to the effective date of the Change in Control, (iii) a failure by Employer to increase Employee’s Base Salary annually in accordance with an established procedure, or (iv) due to Employer’s requirement that Employee relocate his principal place of business by more than twenty-five (25) miles from the Holding Company Office.  In any such event, Employee shall be entitled to all payments provided for in Section 15.2 of this Agreement.

            16.           Miscellaneous.

                    16.1         This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

                    16.2         This Agreement shall be governed by the laws of the State of Georgia.  The parties agree that the Superior Court of Upson County, Georgia, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  The parties consent to the jurisdiction of such court.

                        16.3         Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

                    16.4         Time is of the essence in this Agreement.

                    16.5         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

                    16.6         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“Employee”

(SEAL)
Witness	Trae Dorough

“Employer”

ATTEST	SouthCrest Financial Group, Inc.

By:

	Its:	,

(CORPORATE SEAL)